UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2016

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2016, Royal Gold, Inc. (the “Company”) announced that the Company’s Board of Directors appointed Mark Isto to serve as Vice President Operations of the Company, effective July 1, 2016 (“Effective Date”). William H. Heissenbuttel, the Company’s current Vice President Corporate Development and Operations, will resume his prior role as Vice President Corporate Development on the Effective Date.

Mr. Isto, age 56, has served as Executive Director, Project Evaluation for RGLD Gold (Canada) Inc., a wholly owned subsidiary of the Company, since January 2015. Prior to that, he served as Vice President Operations for First Nickel Inc. from May 2012. From October 2006 to May 2012, he served as Vice President Project Development, Senior Vice President Expansion Projects & Mining and then Senior Vice President Infrastructure Projects for Kinross Gold Corporation.

Mr. Isto participates in the Company’s 2004 Omnibus Long-Term Incentive Plan, but is not otherwise a party to and does not participate in any material plan, contracts or arrangements. The Company has not entered into or materially amended the terms of any compensation arrangements with Mr. Isto and will separately disclose any such changes when finalized and approved by the Compensation, Nominating and Governance Committee of the Board of Directors.

A copy of the Company’s press release announcing the appointment of Mr. Isto is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release disseminated June 2, 2016 announcing the appointment of Mark Isto as Vice President Operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: June 2, 2016	By:	/s/ Bruce C. Kirchhoff
		Name:	Bruce C. Kirchhoff
		Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release disseminated June 2, 2016 announcing the appointment of Mark Isto as Vice President Operations.